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                                                             EXHIBITS 5 and 23.3


                          TAFT, STETTINIUS & HOLLISTER
                              1800 Star Bank Center
                                425 Walnut Street
                              Cincinnati, OH 45202




                                June 24, 1996

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

Dear Sir or Madam:

         We have acted as counsel for Duramed Pharmaceuticals, Inc. (the "Company") in connection with its filing of a Registration Statement on Form S-4 concerning the registration of 640,000 shares of common stock, $.01 par value, and Warrants to purchase 400,000 shares of common stock (including the common stock to be issued upon exercise of such Warrants, collectively the "Securities") to be issued by Duramed in connection with its purchase of substantially all of the assets of Hallmark Pharmaceuticals, Inc.

         It is our opinion that the registration of the Securities covered by the Registration Statement and the issuance of such Securities have been duly authorized by all necessary corporate action by the Company. The Securities will be, when issued in accordance with the terms and conditions of the agreements providing for their issuance, legally issued and, in the case of the securities constituting common stock, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement.

                                              Yours very truly,


                                              /s/ Taft, Stettinius & Hollister